Exhibit 17.1

-----Original Message-----
From: Biles Douglas [mailto:douglas.biles@gmail.com]
Sent: Tuesday, November 15, 2011 7:03 AM
To: Power Rob; De Smedt Jos; Norris Mark
Cc: Talesnick, Alan; Crozier Mike
Subject: Resignation

Rob Power On May 25, 2011, you gave me notice that Wescorp would not continue my Employment Agreement (executed September 16, 2007) which would therefore expire August 31, 2011.

In order for the operations of Wescorp to continue “with the undistracted focus of Wescorp overall and of Biles in particular”, Wescorp proposed and I agreed to a 30 day Standstill Agreement. This Standstill was extended until October 31, 2011 and again to November 14, 2011.

The Standstill Agreement and extensions have now expired and therefore my Employment Agreement has expired.

Under Article 10.1 of my Employment Agreement, I am forced to resign as a Director and as an Officer of Wescorp and all its subsidies, upon expiration of my Employment Agreement.

Please confirm that Wescorp has removed me as a Director of Wescorp Energy Inc and all subsidiaries as of this date.

Douglas Biles